EXHIBIT 10.1

THIRD AMENDMENT TO THE
MERIT MEDICAL SYSTEMS, INC.
2006 LONG-TERM INCENTIVE PLAN

THIS THIRD AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC. 2006 LONG-TERM INCENTIVE PLAN (this "Amendment") is made and adopted effective February 13, 2015 by Merit Medical Systems, Inc., a Utah corporation (the “Company”), contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2015.

WHEREAS, the Company maintains the Merit Medical Systems, Inc. 2006 Long-Term Incentive Plan (the "Plan") for the benefit of its employees and the employees of its participating subsidiaries, which Plan the Company previously amended in 2009; and

WHEREAS, due to a five-for-four forward stock split of the Company’s common stock (“Shares”) on May 2, 2011, and pursuant to Section 12.2 of the Plan, the total number of Shares authorized for grant under the Plan increased from 3,000,000 Shares to 3,750,000 Shares;

WHEREAS, the Company’s Board of Directors (the “Board”) deems it necessary and desirable to amend the Plan to increase the number of Shares authorized for grant under the Plan from 3,750,000 Shares to 6,250,000 Shares and extend the term of the Plan until February 13, 2025; and

WHEREAS, the Company, acting through its Board, has reserved the right to amend the Plan at any time and from time to time, subject to shareholder approval in the case of certain material modifications;

NOW, THEREFORE, contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2015, the Plan is amended as follows effective February 13, 2015:

1.	Section 2 of the Plan is amended to include the following definition:

"2.22(A). “Plan Limitations” shall mean (i) the maximum number of Shares authorized for grant under Section 3.1(a), (ii) the maximum aggregate number of Shares that may be issued as “incentive stock options” under Section 5.7, and (iii) the Limitations set forth in Section 10.5, collectively.”

2. The first sentence of Section 3.1(a) of the Plan, setting forth the number of Shares authorized for grant under the Plan, is amended to read as follows:

"(a)    Subject to adjustment as provided in Section 12.2, a total of 6,250,000 Shares are authorized for grant under the Plan."

3. The second sentence of Section 5.7 of the Plan, relating to the maximum number of Shares with respect to which incentive stock options may be granted under the Plan, is amended to read as follows:

“Solely for purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, subject to adjustment under Section 12.2, the maximum aggregate number of Shares with respect to which “incentive stock options” may be issued under the Plan shall be 6,250,000 Shares.”

4. Section 12.2 of the Plan is amended in its entirety to read as follows:

“12.2. Adjustments. If the outstanding Shares or other securities of the Company subject to Awards shall at any time be changed or exchanged by declaration of a stock dividend, stock split, reverse stock split, combination of shares, extraordinary dividend of cash or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Statement of Financial Accounting Standards No. 123(R)) affecting the Shares or such securities, the Committee shall equitably adjust the number and kind of Shares or other securities issuable under the Plan and other Plan Limitations, and the number of Shares or other securities underlying, and exercise price of, all outstanding Awards so as to maintain the proportionate number of Shares or other securities subject to such outstanding Awards without changing the aggregate exercise or settlement price of such Awards, if any. No right to acquire a fractional share shall result, however, from any adjustment of Options or Stock Appreciation Rights. In the case of any such adjustment, the number of shares subject to Options or Stock Appreciation Rights shall be rounded down to the nearest whole share. In applying any Plan Limitations adjusted hereunder, Shares and Awards issued prior to the adjustment shall count against the adjusted Plan Limitations on a post-split adjusted basis.”

5. The third sentence of Section 13.13 of the Plan, relating to the expiration of the Plan, is amended to read as follows:

“Awards may be granted under the Plan at any time and from time to time following stockholder approval of the Plan until February 13, 2025, on which date the Plan will expire except as to Awards then outstanding under the Plan.”
6. Notwithstanding the foregoing, if the shareholders of the Company fail to approve this Amendment by June 30, 2015, this Amendment shall be null and void. Except as provided above, the terms of the Plan are hereby ratified and confirmed in all respects.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of February 13, 2015, contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2015.

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Rashelle Perry
Its: Chief Legal Officer
Name: Rashelle Perry